EXHIBIT 99.2

BELLA PICTURES, INC.
Balance Sheet
As of September 30, 2010
(Unaudited)

ASSETS
Current assets
Cash & cash equivalents	$2,374,542
Prepaid expenses	553,524
Other current assets	310,218
Total current assets	3,238,284

Property and equipment, net	2,239,418
Other long-term assets	526,463

Total assets	$6,004,165

LIABILITIES & STOCKHOLDERS' DEFICIENCY
Current liabilities
Accounts payable	$440,803
Current portion of loan obligations	707,226
Accrued liabilities	1,012,266
Customer deposits	3,147,732
Deferred revenue	7,219,551
Total current liabilities	12,527,578

Long-term liabilities
Series F preferred stock warrants	4,002,150
Long-term portion of loan obligations	9,540,017
Total long-term liabilities	13,542,167

Total liabilties	26,069,745

Stockholders' deficiency
Preferred stock	28,747
Common stock	3,396
Additional paid-in-capital	51,823,468
Accumulated deficit	(71,921,191)
Total stockholders' deficiency	(20,065,580)

Total liabilities and stockholders' deficiency	$6,004,165

BELLA PICTURES, INC.
Statement of Operations
For the Three Quarters Ended September 30, 2010
(Unaudited)

Net revenues	$8,182,579
Cost of sales	4,043,451

Gross profit	4,139,128

Sales, marketing and business development and marketing	6,736,766
General and administrative	3,688,449

Loss from operations	(6,286,087)

Interest expense	(179,072)
Interest and other income	1,841
Other (expense) income	(177,231)

Loss before income taxes	(6,463,318)

Income tax expense	(21,339)

Net loss	$(6,484,657)

BELLA PICTURES, INC.
Statement of Cash Flows
For the Three Quarters Ended September 30, 2010
(Unaudited)

Cash flows from operating activities:
Net loss	$(6,484,657)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	830,555
Changes in operating assets and liabilities:
Prepaid expenses	131,965
Other current assets	133,854
Accounts payable	(95,964)
Accrued expenses	301,075
Customer deposits	103,853
Deferred revenue	(1,001,416)
Current liabilities	621
Net cash used in operating activities	(6,080,114)

Cash flows from investing activities:
Purchases of property and equipment	(887,914)
Restricted cash and certificates of deposit	2,704,368
Net cash provided by investing activities	1,816,454

Cash flows from financing activities:
Payments for redemption of preferred stock	(32,488)
Proceeds from borrowings	5,976,195
Net cash provided by financing activities	5,943,707

Net increase in cash and cash equivalents	1,680,047

Cash and cash equivalents at beginning of period	694,495

Cash and cash equivalents at end of period	$2,374,542